Exhibit 99.1

Blockbuster Says Hollywood Offer Faces ‘Difficulty’

2004-12-22 16:46 (New York)

By Jonathan Berr

Dec. 22 (Bloomberg) — Blockbuster Inc. said Hollywood Entertainment Corp.’s board is hindering its $700 million bid for the company by insisting that Blockbuster agree to not take the offer directly to shareholders for three years.

Hollywood Entertainment’s directors are demanding a so-called standstill agreement from Blockbuster as the companies negotiate a possible deal, Edward Stead, Dallas-based Blockbuster’s general counsel said today in an interview. A standstill would prevent a tender offer for the company, reducing Blockbuster’s options for taking control.

“We are having some difficulty getting cooperation from the Hollywood board,” Stead said. “We are unwilling to sign a three-year standstill agreement,” he said.

Blockbuster, whose bid is supported by billionaire financier Carl Icahn, is competing to buy Hollywood Entertainment against Movie Gallery Inc. and buyout firm Leonard Green & Partners. Hollywood Entertainment’s insistence that Blockbuster not take its offer to shareholders, which could be challenged in court, may signal it expects higher offers.

“Eventually, Hollywood is going to have to consider” revising the provision, said Stacey Widlitz, an analyst with Fulcrum Global Partners LLC, who has a “neutral” rating on Blockbuster and Hollywood Entertainment shares. “If they don’t, there are going to be major lawsuits. You can’t just ignore them.”

Icahn’s Backing

Leonard Green & Partners bid $10.25 a share for Hollywood Entertainment in October along with Hollywood Entertainment Chief Executive Mark Wattles. Wattles and John Baumer, a partner at the buyout firm, didn’t immediately return calls seeking comment.

Last week, Wattles said he wouldn’t be able to top Blockbuster’s bid for the company after it received the backing of Icahn. “A strategic buyer can afford to pay more for this company than a financial buyer and I am a financial buyer,” Wattles said.

Thomas Johnson, a spokesman for Dothan, Alabama-based Movie Gallery, said his company also remains interested in acquiring Hollywood Entertainment. He declined to elaborate. Movie Gallery hasn’t disclosed the terms of its offer.

Blockbuster shares fell 27 cents to $9.40 at 4:15 p.m. in New York Stock Exchange composite trading. Hollywood Entertainment shares rose 2 cents to $13.12 in Nasdaq Stock Market composite trading.

Offers

Blockbuster said on Dec. 1 that it is willing to raise its offer for Hollywood Entertainment, its next-largest competitor, provided it gets access to the company’s financial records.

A three-year standstill agreement “is highly unusual,” said Scott Keller, president of Dealanalytics.com, a New York- based research firm that studies mergers and acquisitions. “One year is the norm.”

“There is a lot to be done before there can be a real transaction” with Hollywood Entertainment, Blockbuster’s Stead said.

Blockbuster also said today it’s cutting the price for online rentals to $14.99 a month amid competition from Netflix Inc., which has 2.65 million subscribers for its Web-based rental service. Netflix said it won’t change its $17.99 fee.